UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
     Date of Report (Date of earliest event reported): July 23, 2007 (July 17, 2007)
SPHERIS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-132641	62-1805254

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9009 Carothers Pkwy., Ste. C-3, Franklin, Tennessee	37067

(Address of Principal Executive Offices)	(Zip Code)
     Registrant’s telephone number, including area code: (615) 261-1500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 17, 2007, Spheris Inc. (the “Company”) entered into a financing agreement by and among (i) Spheris Operations LLC, a wholly owned subsidiary of the Company, as the borrower (the “Borrower”); (ii) the Company, Spheris Holding II, Inc. and certain subsidiaries of the Borrower as guarantors; (iii) the lenders from time to time a party thereto (the “Lenders”); (iv) Ableco Finance LLC, as collateral agent for the Lenders; (v) and Cratos Capital Management, LLC, as administrative agent for the Lenders (the “New Credit Facility”), to replace the Company’s existing $100 million Credit Agreement among Spheris Holding II, Inc., the Company, the several lenders from time to time parties thereto, UBS Securities LLC, Merrill Lynch Capital, General Electric Capital Corporation and JP Morgan Chase Bank N.A., dated as of November 5, 2004, as amended (the “Prior Credit Facility”).
     The New Credit Facility consists of the following components: (i) a term loan in the original principal amount of $70 million; and (ii) a revolving credit facility in an aggregate principal amount not to exceed $25 million at any time outstanding. The New Credit Facility’s final maturity date is July 17, 2012. The revolving loans and the term loan will bear interest at LIBOR plus an applicable margin or the administrative agent’s base rate plus an applicable margin, at the Borrower’s option.
     The purpose of the New Credit Facility is to refinance existing senior indebtedness of the Company and its subsidiaries, to finance Permitted Acquisitions and Permitted Note Redemptions (as defined in the New Credit Facility), for general working capital purposes, and to pay fees and expenses related to the New Credit Facility. Additionally, the applicable margin rates on the interest elections are more favorable to the Company under the New Credit Facility. As of the closing date of the New Credit Facility, the applicable LIBOR margin for the new borrowings was 125 basis points lower than the Prior Credit Facility.
     The New Credit Facility is guaranteed by the Company, Spheris Holding II, Inc. and certain subsidiaries of the Borrower. The New Credit Facility also contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The New Credit Facility also contains customary events of default, the occurrence of which could allow the collateral agent to declare any outstanding amounts to be immediately due and payable.
     Certain of the Lenders under the New Credit Facility (including Lenders that may from time to time become a party thereto) or their affiliates may in the future provide certain commercial banking, financial advisory and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they may receive customary fees and commissions.
     The foregoing description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the financing agreement, which is attached hereto as Exhibit 4.1, and is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
4.1	Financing Agreement, dated as of July 17, 2007, among Spheris Operations LLC, as Borrower, Spheris Holding II, Inc., Spheris Inc., certain subsidiaries of Borrower, Cratos Capital Management, LLC, as administrative agent, Ableco Finance LLC, as collateral agent, and the Lenders’ party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIS INC.
Date: July 23, 2007	By:	/s/ Brian P. Callahan
Brian P. Callahan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Financing Agreement, dated as of July 17, 2007, among Spheris Operations LLC, as Borrower, Spheris Holding II, Inc., Spheris Inc., certain subsidiaries of Borrower, Cratos Capital Management, LLC, as administrative agent, Ableco Finance LLC, as collateral agent, and the Lenders’ party thereto.

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